As filed with the Securities and Exchange Commission on June 26, 2017
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
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FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
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CRH MEDICAL CORPORATION
(Exact name of Registrant as specified in its charter)

British Columbia	Not Applicable
(Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Suite 578 - 999 Canada Place
World Trade Center, Vancouver, BC  V6C 3E1
(Address of Registrant’s principal executive offices)

Share Unit Plan
(Full title of plan)

CRH Medical Corporation
227 Bellevue Way NE, #188
Bellevue, WA 98004
(425) 894-9556
(Name, Address and Telephone Number of Agent for Service)
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Copy to:
Riccardo Leofanti, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street, Suite 1750, P.O. Box 258 Toronto, Ontario, Canada M5K 1J5 (416) 777-4700	Andrew McLeod, Esq. Blake, Cassels & Graydon LLP 595 Burrard Street, Suite 2600, Three Bentall Centre P.O. Box 49314 Vancouver, British Columbia, Canada V7X 1L3 (604) 631-3399
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of ”large accelerated filer, ““accelerated filer” and “smaller reporting company” in Rule 12b−2 of the Exchange Act (Check one):

Large Accelerated Filer [ ]	Accelerated Filer [X]

Non-Accelerated Filer [ ]	Smaller Reporting Company [ ]

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered (1)	Amount To Be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Shares	2,209,000	$5.46	$12,061,140	$1,397.89

Notes

(1)
The Common Shares being registered relate to previously granted share units under the Registrant's Share Unit Plan that have not yet vested, with share unit vesting conditions determined in accordance with the provisions of the Registrant’s Share Unit Plan.

(2)
Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the number of Common Shares being registered hereby shall be adjusted to include any additional Common Shares that may become issuable as a result of stock splits, stock dividends, recapitalization or any other similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Common Shares in accordance with the provisions of the Registrant's Share Unit Plan.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 under the Securities Act on the basis of the average of the high and low prices for the Common Shares on the NYSE MKT on June 20, 2017.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

INCORPORATION BY REFERENCE
This Registration Statement on Form S-8 is registering an additional 2,209,000 Common Shares to be issued pursuant to the Share Unit Plan (the “Plan”) of the Registrant. The Registrant previously registered 2,259,000 Common Shares for issuance under the Plan pursuant to a Registration Statement on Form S-8, filed with the Securities and Exchange Commission on September 14, 2015 (File No. 333-206946).  Pursuant to General Instruction E to Form S-8, the contents of such Registration Statement on Form S-8 are hereby incorporated by reference herein.
Item 8.  Exhibits
The following exhibits are filed as part of this registration statement:
Exhibit No.	Description
4.1*	Specimen Common Share certificate.
4.2*	Articles of Incorporation of the Registrant.
5.1	Opinion of Blake, Cassels & Graydon LLP.
23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1 to this Registration Statement).
23.2	Consent of KPMG LLP.
24.1	Power of Attorney (included on page 5 of this Registration Statement).

______________________________
* Incorporated by reference to the Registrant's Registration Statement on Form S-8, filed with the Commission on September 14, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, Province of British Columbia, Canada, on June 26, 2017.

CRH MEDICAL CORPORATION

By:	/s/ Edward Wright
	Name:	Edward Wright
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Edward Wright and Richard Bear, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-8 and any amendment thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 26, 2017.

Signature	Title

/s/ Edward Wright	Chief Executive Officer
Edward Wright

/s/ Richard Bear	Chief Financial Officer
Richard Bear

/s/ Anthony F. Holler	Chairman of the Board of Directors
Anthony F. Holler

/s/ David A. Johnson	Director
David A. Johnson

/s/ Todd Patrick	Director
Todd Patrick

/s/ Ian Webb	Director
Ian Webb

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of CRH Medical Corporation and has duly caused this Registration Statement to be signed on behalf of it by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada on June 26, 2017.

CRH Medical Corporation (Authorized U.S. Representative)

By:	/s/ Richard Bear
	Name:	Richard Bear
	Title:	Authorized Signatory

EXHIBIT INDEX

Exhibit No.	Description
4.1*	Specimen Common Share certificate.
4.2*	Articles of Incorporation of the Registrant.
5.1	Opinion of Blake, Cassels & Graydon LLP.
23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1 to this Registration Statement).
23.2	Consent of KPMG LLP.
24.1	Power of Attorney (included on page 5 of this Registration Statement).

______________________________
* Incorporated by reference to the Registrant's Registration Statement on Form S-8, filed with the Commission on September 14, 2015.